EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
On Track Innovations Ltd.

We consent to the use of our report dated March 25, 2005, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries (the “Company”) as of December 31, 2004, and 2003 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

—————————————— Somekh Chaikin Certified Public Accountants (Isr.) A member of KPMG International

December 12, 2005